Exhibit 99.4

Arix Bioscience plc

Portfolio Company Disc Medicine Enters Definitive Merger Agreement with Gemini Therapeutics

Merger to create a Nasdaq-listed, clinical stage biopharmaceutical company focused on advancing Disc Medicine’s portfolio of haematology programmes

Transaction will fund multiple clinical studies, including clinical trials of bitopertin for erythropoietic porphyrias, DISC-0974 for anaemia of myelofibrosis, and DISC-0974 for anaemia of chronic kidney disease

LONDON, 10 August 2022: Arix Bioscience plc (LSE: ARIX), a global venture capital company focused on investing in breakthrough biotechnology companies, notes that its portfolio company, Disc Medicine, Inc. (“Disc”), has entered into a definitive merger agreement with Gemini Therapeutics, Inc. (Nasdaq: GMTX) (“Gemini”) to create a Nasdaq-listed clinical-stage biopharmaceutical company in an all-stock transaction. The combined company will focus on advancing Disc’s pipeline of haematology programmes, including multiple patient studies for its clinical stage programmes. Upon shareholder approval, the combined company is expected to operate under the name Disc Medicine, Inc, and trade on the Nasdaq Global Market under the ticker symbol IRON.

In support of the merger, Arix will participate in a $53.5 million financing in a syndicate of healthcare investors led by Access Biotechnology and including OrbiMed, Atlas Venture, 5AM Ventures, Novo Holdings A/S, Rock Springs Capital and Janus Henderson Investors. With the cash expected from both companies at closing and the proceeds of the concurrent financing, the combined company is expected to have approximately $175 million of cash or cash equivalents, which will be used to advance Disc’s pipeline through multiple clinical studies and provide runway into 2025. The merger and related financing are expected to close in the fourth quarter of 2022.

Disc also announced the initiation of BEACON, a Phase 2 clinical study of bitopertin in patients with Erythropoietic Protoporphyria (EPP) or X-linked Protoporphyria (XLP). Bitopertin is an oral, selective inhibitor of glycine transporter 1 (GlyT1) designed to modulate heme biosynthesis and has been shown in preclinical studies to reduce accumulation of protoporphyrin in IX (PPIX), the toxic metabolite that causes disease pathology in EPP and XLP patients.

Robert Lyne, CEO of Arix Bioscience, stated: “The merger with Gemini represents an exciting opportunity for Disc Medicine. Led by a highly credible management team, Disc has built a diversified, clinical stage pipeline of products focused on diseases of unmet medical need. In less than one year since our initial investment, Disc has made rapid clinical progress, advancing two programmes into patient studies in the past few months. Today’s announcement of the merger agreement follows a thorough and thoughtful strategic review process by Gemini and is validation of our refocused strategy to invest in companies with nearer-term value inflection points.”

[ENDS]

For more information on Arix, please contact:

Arix Bioscience plc

+44 (0)20 7290 1050

ir@arixbioscience.com

Powerscourt Group

Sarah MacLeod, Ibrahim Khalil, Nick Johnson

+44 (0)20 7250 1446

arix@powerscourt-group.com

Notes to Editors

About Gemini Therapeutics, Inc.

Gemini Therapeutics is a clinical-stage precision medicine company previously focused on developing novel therapeutic compounds to treat genetically defined age-related macular degeneration (AMD).

For more information, visit www.geminitherapeutics.com.

About Disc Medicine, Inc.

Disc Medicine is a clinical-stage biopharmaceutical company that is dedicated to transforming the lives of patients with hematologic disorders. Disc is building a portfolio of innovative, first-in-class therapeutic candidates that affect fundamental pathways of red blood cell biology. Disc Medicine is committed to developing treatments that empower and bring hope to the many patients who suffer from hematologic disease. For more information, please visit www.discmedicine.com.

About Disc Medicine’s Haematology Portfolio

Disc has a clinical-stage development pipeline composed of investigational product candidates that affect heme biosynthesis and iron metabolism. Disc’s programs are designed to target pathways with established, clinically-validated biology and have the potential to address multiple indications. This includes:

Bitopertin (Heme Synthesis Modulator): Bitopertin is an inhibitor of glycine transporter, GlyT1, and has demonstrated effects on heme biosynthesis in clinical studies. Bitopertin was in-licensed by Disc from Roche in 2021 and has been extensively studied, including a safety data package reflecting clinical experience in over 4,000 individuals. Inhibition of heme biosynthesis has the potential to address a wide range of hematologic disorders. Disc has initiated BEACON, an open-label, phase 2 trial of bitopertin in patients with erythropoietic porphyria, a rare, debilitating and potentially fatal genetic disorder that results in dysregulated heme biosynthesis and where bitopertin has the potential to become the first disease-modifying treatment. Additional clinical studies in Diamond-Blackfan Anemia (DBA) and other indications are being planned.

DISC-0974 (Hepcidin Suppression): DISC-0974 is a monoclonal antibody targeting a co-receptor called hemojuvelin (HJV) and is designed to suppress hepcidin production and increase serum iron levels in patients suffering from the anemia of inflammation. DISC-0974 was in-licensed by Disc from AbbVie in 2019. Anemia of inflammation arises from abnormally elevated hepcidin and is the most common form of anemia, affecting millions of patients across numerous diseases such as chronic kidney disease, myelofibrosis, cancer, autoimmune diseases, and other conditions with an inflammatory component. Disc has established clinical proof-of-mechanism of DISC-0974 in a phase 1 study of healthy volunteers and initiated a phase 1b/2 clinical study of DISC-0974 in patients with anemia of myelofibrosis. Disc plans to initiate a phase 1b/2 clinical study of DISC-0974 in patients with anemia of chronic kidney disease (non-dialysis) in late 2022.

Matriptase-2 Inhibitor (Hepcidin Induction): Disc has a research program designed to identify orally-available, small molecules to inhibit Matriptase-2 (referred to as Mat-2 or TMPRSS6) and increase the production of hepcidin and restrict iron availability. The therapeutic role of hepcidin has been established in patients with polycythemia vera and hereditary hemochromatosis, and is being studied for the treatment of diseases associated with iron overload, including beta-thalassemia, myelodysplastic syndromes, and sickle cell disease.

About Arix Bioscience plc

Arix Bioscience plc is a global venture capital company focused on investing in breakthrough biotechnology companies around cutting-edge advances in life sciences.

We collaborate with exceptional entrepreneurs and provide the capital, expertise, and global networks to help accelerate their ideas into important new treatments for patients. As a listed company, we are able to bring this exciting growth phase of our industry to a broader range of investors. www.arixbioscience.com